FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 583-3512

EAST WEST BANCORP REPORTS RECORD SECOND QUARTER
2005 EARNINGS OF $25.5 MILLION OR A 41% INCREASE

San Marino, CA - July 20, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the second quarter of 2005. Fully diluted earnings per share for the second quarter increased 34% to a record $0.47 from $0.35 in the prior year period.

Second Quarter Highlights

•	Record net income of $25.5 million, up 41% from prior year
•	Gross loans increased to a record $5.61 billion
•	Total deposits increased to a record $5.08 billion
•	Return on equity of 18.74%
•	Total nonperforming assets of 0.04% of total assets
•	Efficiency ratio of 35.78%
•	Definitive agreement signed for the acquisition of United National Bank (“UNB”)

Financial Summary

Second quarter net income was a record $25.5 million, 41% higher than the $18.0 million reported in the prior year period. Return on average equity for the second quarter of 2005 increased to 18.74% from the 17.51% in the previous year, while return on average assets was 1.55%, compared to 1.56% in the previous year. The effective tax rate for the quarter equaled 36.38% compared to 34.97% for the second quarter of 2004. Pretax income for the second quarter of 2005 totaled $40.0 million, a 44% increase over the year ago figure. The increase in earnings in the second quarter is a result of the increase in net interest income, fueled by the continuing strength in loan growth, as well as overall operating efficiencies.

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“We have achieved another quarter of record earnings and outstanding growth,” commented Dominic Ng, Chairman, President and CEO of East West. “The strong results for the second quarter of 2005 reflect our sustained ability to perform by growing deposits at a healthy rate and successfully funding new lending opportunities. Our continued focus on increasing our commercial core deposits has proven to be rewarding, as evidenced by double-digit gains in this deposit segment during the quarter. Loan growth also continued to be solid; increasing at an annualized rate of 25% excluding the combined impact of a multifamily loan securitization and a fixed rate single family loan sale that we completed during the second quarter,” continued Mr. Ng.

“We are especially pleased to end the quarter with a definitive agreement to acquire United National Bank. Both strategically and culturally, UNB is an excellent fit with East West and we are confident that we will be able to execute a successful integration. We are equally confident that the merger will create greater value for our shareholders as this is an excellent opportunity for us to increase market share and strengthen our team with the addition of talented and seasoned staff from UNB. As the acquisition of UNB is not expected to close until the third or fourth quarter of 2005, we expect the transaction to be marginally accretive to 2005 earnings. The UNB acquisition is estimated to add $0.08 to 2006 earnings,” continued Mr. Ng.

Management Guidance

As a result of the performance during the first half of 2005, management has increased its EPS guidance for the full year of 2005. Management estimates that diluted earnings per share for 2005 will be in the range of $1.85 to $1.87, up $0.03 from the previous estimate of $1.82 to $1.84. This revised estimate represents an approximate increase of 24% to 26% from the prior year. Detailed below are the underlying assumptions for the updated EPS guidance, which exclude the impact of the UNB acquisition:

•	Annualized loan growth of 18% to 20% for the remainder of 2005
•	Annualized deposit growth of 15% to 18% for the remainder of 2005
•	Annual increase in noninterest expense of 21% to 24%
•	An effective tax rate between 36% and 38%
•	A stable interest rate environment and a net interest margin between 4.10%
and 4.20%

Mr. Ng commented on the Bank’s outlook for the remainder of 2005, “Based on the results of the first six months and our projected loan and deposit growth for the upcoming six months, we are increasing our EPS guidance. With the completion of the acquisition of UNB and continued market share gains in our lending and deposit activities, we expect to surpass the $8.0 billion total assets threshold by year-end 2005. We are very pleased with our position within the industry and believe that even with increased competition and anticipated compression in margins, our strong performance will continue for the remainder of 2005,” concluded Mr. Ng.

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Balance Sheet Summary

At June 30, 2005, total assets were $6.70 billion, a 22% annualized increase above total assets of $6.03 billion at December 31, 2004. The growth in assets was primarily attributable to the growth of the loan portfolio. Gross loans at June 30, 2005 equaled $5.61 billion; a 19% annualized increase from $5.13 billion at year-end 2004. During the second quarter, we securitized approximately $67 million in multifamily loans and sold approximately $52 million in fixed rate single family loans. The fixed rate single family loans were sold during the quarter as part of our ongoing asset/liability strategy. Excluding the impact of the loan securitization and sale, the annualized loan growth was 25% for the six-month period ended June 30, 2005. Growth in commercial real estate, multifamily and construction loans made the largest impact to the growth. Management continues to believe that the underwriting characteristics of its real estate loans provide the most attractive risk profile in the current market and believes that real estate loans, including construction loans, will continue to account for the majority of anticipated loan growth for the remainder of 2005.

Average earning assets for the second quarter equaled $6.27 billion, 43% higher than for the second quarter of 2004. The growth in average earning assets was driven by a 45% increase in average loans to $5.57 billion. The yield on average earning assets for the quarter was 6.00%, an increase from 5.18% in the year ago quarter and from 5.85% in the previous quarter. The yield on average loans receivable for the quarter was 6.29%, an increase from 5.50% in the year ago quarter and from 6.11% in the previous quarter. The increase in yields on average earning assets is attributable to increases in market interest rates.

Total deposits at June 30, 2005 were $5.08 billion, a 25% annualized increase over total deposits of $4.52 billion at December 31, 2004. Core deposits at June 30, 2005 totaled $2.54 billion or a 23% annualized increase over year-end 2004. During the second quarter of 2005, we continued to see robust core deposit growth in noninterest-bearing demand and money market accounts. Time deposits also demonstrated strong growth during the second quarter, largely due to retail promotions.

Average deposits for the second quarter totaled $4.72 billion, 30% above the figure for the prior year period, while average core deposits amounted to $2.33 billion, 20% greater than a year ago. The growth in average deposits was primarily driven by strong increases in time deposits of 41% and money market deposits of 57%. The year-over-year increase in average core deposits is primarily attributable to the expansion of commercial relationships, as well as promotional programs in the retail branches targeted to smaller businesses and retail customers.

The average cost of deposits for the second quarter was 1.65%, an increase from 0.93% in the year ago quarter and 1.43% in the previous quarter. The average cost of funds for the second quarter equaled 1.94%, compared to 1.09% for the prior year period and 1.64% in the prior quarter. The increase in the cost of deposits for the year-over-year period is attributable to higher overall market interest rates and increased deposit competition. The increased utilization of FHLB advances contributed to the higher cost of funds over the same period.

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Operating Results

Net interest income for the second quarter climbed 44% to a record $65.0 million, representing a net interest margin of 4.15%, which reflects a one basis point increase from the year ago figure and a 14 basis point decrease from 4.29% in the previous quarter. The decrease in the margin compared to the previous quarter was due to the increase in the cost of funds, relative to the increase in the yield on earning assets. We anticipate that the pressure on net interest margin will remain as we respond to continued competition on loan and deposit pricing.

East West provided $4.5 million for loan losses during the second quarter of 2005, compared to $3.0 million during the second quarter of 2004. The increased provision reflects the strong rate of growth in loans, offset by the sustained low levels of non-performing assets. Based on the projected loan growth during the remainder of 2005 and given the current trends in the loan portfolio, management believes that the provision for loan losses should remain consistent with the second quarter level for the remainder of the year.

Noninterest income for the second quarter totaled $8.0 million, $1.7 million or 27% higher than the year ago level and $1.5 million or 23% higher than the previous quarter. The increase in noninterest income resulted predominantly from the sale of investment securities during the second quarter. Excluding the impact of net gain (loss) on investment securities, noninterest income totaled $6.7 million during the second quarter of 2005, comparable to the prior year amount of $6.6 million. Management anticipates core noninterest income, which excludes non-recurring gains on sales of securities and other assets, for the full year of 2005 to be slightly below the prior year level.

Noninterest expense totaled $28.4 million during the second quarter of 2005, representing a $7.9 million or 38% increase from the same quarter last year and $683 thousand or 2% increase from the previous quarter. Cash operating expenses, which exclude the amortization of intangibles and investments in affordable housing partnerships, totaled $26.1 million for the quarter, representing an $8.0 million or a 44% increase over the prior year period and a $655 thousand or a 3% increase from the previous quarter. Higher compensation and occupancy expense, due primarily to organic growth, as well as the acquisition of Trust Bank in August 2004, accounted for the majority of the increase in noninterest expense from prior year. Other expenses increased 62% from prior year due primarily to higher commercial deposit-related costs resulting from growth in commercial deposits as well as overall Bank expansion. Management continues to anticipate that, based on the expected growth of the Bank for the remainder of 2005, operating expenses should increase by 21% to 24% for the full year of 2005.

East West generated a 35.78% operating efficiency ratio for the second quarter of 2005, comparable to the year ago ratio of 35.30%. The continued stable efficiency ratio is a direct result of management’s efforts to increase efficiencies in the Bank’s operating platform. Management reaffirms that an efficiency ratio in the 36% to 38% range for the full year of 2005 remains achievable.

The effective tax rate for the second quarter was 36.38% compared to 34.97% a year ago. Management expects an effective tax rate for full year 2005 of between 36% and 38%.

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Asset Quality

Asset quality continues to remain well below management’s targeted level of risk with total nonperforming assets of $2.7 million, or 0.04% of total assets at June 30, 2005. This compares with $5.9 million, or 0.10% of total assets, at December 31, 2004, and $3.1 million, or 0.06% of total assets, at June 30, 2004. Nonaccrual loans at June 30, 2005 were $1.6 million, or 0.03% of total loans, compared to $4.9 million, or 0.10% of total loans, at December 31, 2004, and $3.1 million, or 0.08% of total loans at June 30, 2004.

Net chargeoffs for the quarter totaled $2.4 million or an annualized 0.17% of average loans, compared to net chargeoffs of $140,000, or 0.01% annualized for the second quarter of 2004 and $765,000 or 0.06% annualized for the previous quarter. Management believes that asset quality continues to remain healthy and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% for the full year of 2005.

The allowance for loan losses at June 30, 2005 was $55.7 million, or 0.99% of total loans and 3,572% of nonaccrual loans, compared to $50.9 million, or 0.99% of total loans and 1,033% of nonaccrual loans at December 31, 2004 and $44.0 million, or 1.08% of total loans and 1,408% of nonaccrual loans at June 30, 2004. At June 30, 2005, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $8.6 million, compared to $7.7 million at December 31, 2004 and $7.1 million at June 30, 2004. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.61%, a total risk-based capital ratio of 11.54% and a Tier I leverage ratio of 8.70%. Additionally, during the second quarter of 2005, we issued $50 million in subordinated debt to augment our liquidity and capital resources. Subordinated debt qualifies for Tier II capital. Total stockholders’ equity as of June 30, 2005 was $561.4 million, representing a book value per share of $10.65. East West did not repurchase any shares during the quarter.

About East West

East West Bancorp is a publicly owned company, with $6.70 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 45 branch locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

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Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

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EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	June 30,	December 31,	%
	2005	2004	Change
Assets
Cash and cash equivalents	$117,278	$93,075	26
Investment securities available-for-sale	674,543	534,552	26
Loans receivable (net of allowance for loan losses of $55,723 and $50,884)	5,553,165	5,080,454	9
Premiums on deposits acquired, net	6,517	7,723	(16)
Goodwill	43,802	43,702	0
Other assets	306,279	269,374	14
Total assets	$6,701,584	$6,028,880	11

Liabilities and Stockholders' Equity
Deposits	$5,084,359	$4,522,517	12
Short-term borrowings	13,000	-	100
Federal Home Loan Bank advances	853,584	860,803	(1)
Notes payable	9,433	11,018	(14)
Accrued expenses and other liabilities	72,316	62,757	15
Long-term debt	107,476	57,476	87
Total liabilities	6,140,168	5,514,571	11
Stockholders' equity	561,416	514,309	9
Total liabilities and stockholders' equity	$6,701,584	$6,028,880	11
Book value per share	$10.65	$9.80	9
Number of shares at period end	52,696	52,501	0

Ending Balances	June 30,	December 31,	%
	2005	2004	Change
Loans receivable
Real estate - single family	$393,156	$327,554	20
Real estate - multifamily	1,206,866	1,121,107	8
Real estate - commercial	2,744,156	2,556,827	7
Real estate - construction	432,420	348,501	24
Commercial	459,153	438,537	5
Trade finance	182,852	155,809	17
Consumer	191,990	185,159	4
Total gross loans receivable	$5,610,593	$5,133,494	9
Unearned fees, premiums and discounts	(1,705)	(2,156)	(21)
Allowance for loan losses	(55,723)	(50,884)	10
Net loans receivable	$5,553,165	$5,080,454	9

Deposits
Noninterest-bearing demand	$1,300,809	$1,097,851	18
Interest-bearing checking	331,771	334,747	(1)
Money market	592,648	507,949	17
Savings	313,461	340,399	(8)
Total core deposits	2,538,689	2,280,946	11
Time deposits	2,545,670	2,241,571	14
Total deposits	$5,084,359	$4,522,517	12

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		%
	2005	2004	Change

Interest and dividend income	$93,769	$56,347	66
Interest expense	(28,809)	(11,343)	154
Net interest income before provision for loan losses	64,960	45,004	44
Provision for loan losses	(4,500)	(3,000)	50
Net interest income after provision for loan losses	60,460	42,004	44
Noninterest income	7,964	6,254	27
Noninterest expense	(28,401)	(20,532)	38
Income before taxes	40,023	27,726	44
Income taxes	(14,560)	(9,697)	50
Net income	$25,463	$18,029	41
Net income per share, basic	$0.49	$0.36	36
Net income per share, diluted	$0.47	$0.35	34
Shares used to compute per share net income:
- Basic	52,338	50,063	5
- Diluted	53,878	51,675	4

	Three Months Ended June 30,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$1,967	$2,076	(5)
Branch fees	1,692	1,839	(8)
Net gain (loss) on investment securities available-for-sale	1,285	(391)	429
Income from secondary market activities	992	200	396
Ancillary loan fees	612	757	(19)
Other operating income	1,416	1,773	(20)
Total noninterest income	$7,964	$6,254	27

Noninterest expense:
Compensation and employee benefits	$12,485	$9,139	37
Occupancy and equipment expense	3,432	2,531	36
Amortization of investments in affordable housing partnerships	1,709	1,920	(11)
Data processing	654	507	29
Amortization of premiums on deposits acquired	603	519	16
Deposit insurance premiums and regulatory assessments	228	183	25
Other operating expense	9,290	5,733	62
Total noninterest expense	$28,401	$20,532	38

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,		%
	2005	2004	Change

Interest and dividend income	$178,525	$108,492	65
Interest expense	(51,343)	(21,405)	140
Net interest income before provision for loan losses	127,182	87,087	46
Provision for loan losses	(8,870)	(6,750)	31
Net interest income after provision for loan losses	118,312	80,337	47
Noninterest income	14,464	14,291	1
Noninterest expense	(56,119)	(40,868)	37
Income before taxes	76,657	53,760	43
Income taxes	(27,675)	(18,786)	47
Net income	$48,982	34,974	40
Net income per share, basic	$0.94	$0.71	32
Net income per share, diluted	$0.91	$0.68	34
Shares used to compute per share net income:
- Basic	52,291	49,600	5
- Diluted	53,921	51,184	5

	Six Months Ended June 30,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$4,504	$4,189	8
Branch fees	3,285	3,634	(10)
Net gain on investment securities available-for-sale	1,733	803	116
Income from secondary market activities	1,184	1,051	13
Ancillary loan fees	1,129	1,393	(19)
Other operating income	2,629	3,221	(18)
Total noninterest income	$14,464	$14,291	1

Noninterest expense:
Compensation and employee benefits	$25,339	$18,307	38
Occupancy and equipment expense	6,690	4,935	36
Amortization of investments in affordable housing partnerships	3,390	3,775	(10)
Data processing	1,223	968	26
Amortization of premiums on deposits acquired	1,206	1,037	16
Deposit insurance premiums and regulatory assessments	451	361	25
Other operating expense	17,820	11,485	55
Total noninterest expense	$56,119	$40,868	37

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Average Balances	Three Months Ended June 30,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$415,587	$173,433	140
Real estate - multifamily	1,195,736	880,801	36
Real estate - commercial	2,731,457	1,910,490	43
Real estate - construction	418,732	241,918	73
Commercial	435,910	344,497	27
Trade finance	183,788	123,384	49
Consumer	186,062	160,817	16
Total loans receivable	5,567,272	3,835,340	45
Investment securities	632,105	408,310	55
Earning assets	6,272,968	4,374,574	43
Total assets	6,577,451	4,636,049	42

Deposits
Noninterest-bearing demand	$1,090,716	$968,857	13
Interest-bearing checking	327,977	276,971	18
Money market	599,968	381,591	57
Savings	315,704	314,031	1
Total core deposits	2,334,365	1,941,450	20
Time deposits	2,382,728	1,689,163	41
Total deposits	4,717,093	3,630,613	30
Interest-bearing liabilities	4,864,126	3,198,925	52
Stockholders' equity	543,376	411,838	32

	Six Months Ended June 30,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$383,432	$162,927	135
Real estate - multifamily	1,163,559	856,862	36
Real estate - commercial	2,670,187	1,796,507	49
Real estate - construction	398,483	220,233	81
Commercial	432,697	330,561	31
Trade finance	170,947	121,707	40
Consumer	183,513	155,302	18
Total loans receivable	5,402,818	3,644,099	48
Investment securities	606,182	412,536	47
Earning assets	6,076,555	4,178,597	45
Total assets	6,377,461	4,437,049	44

Deposits
Noninterest-bearing demand	$1,068,146	$905,800	18
Interest-bearing checking	331,892	280,803	18
Money market	608,908	342,175	78
Savings	322,899	309,369	4
Total core deposits	2,331,845	1,838,147	27
Time deposits	2,334,594	1,630,133	43
Total deposits	4,666,439	3,468,280	35
Interest-bearing liabilities	4,700,420	3,080,395	53
Stockholders' equity	531,770	394,417	35

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

Selected Ratios	Three Months Ended June 30,		%
	2005	2004	Change
For The Period
Return on average assets	1.55%	1.56%	(0)
Return on average equity	18.74%	17.51%	7
Interest rate spread	3.62%	3.75%	(3)
Net interest margin	4.15%	4.14%	0
Yield on earning assets	6.00%	5.18%	16
Cost of deposits	1.65%	0.93%	77
Cost of funds	1.94%	1.09%	78
Noninterest expense/average assets (1)	1.59%	1.56%	2
Efficiency ratio (1)	35.78%	35.30%	1
Net chargeoffs to average loans (2)	0.17%	0.01%	1,600

	Six Months Ended June 30,		%
	2005	2004	Change
For The Period
Return on average assets	1.54%	1.58%	(3)
Return on average equity	18.42%	17.73%	4
Interest rate spread	3.72%	3.82%	(3)
Net interest margin	4.22%	4.19%	1
Yield on earning assets	5.92%	5.22%	13
Cost of deposits	1.54%	0.91%	69
Cost of funds	1.79%	1.08%	66
Noninterest expense/average assets (1)	1.62%	1.63%	(1)
Efficiency ratio (1)	36.37%	35.57%	2
Net chargeoffs to average loans (2)	0.12%	0.05%	140

Period End
Tier 1 risk-based capital ratio	9.61%	9.79%	(2)
Total risk-based capital ratio	11.54%	10.93%	6
Tier 1 leverage capital ratio	8.70%	9.33%	(7)
Nonperforming assets to total assets	0.04%	0.06%	(33)
Nonaccrual loans to total loans	0.03%	0.08%	(63)
Allowance for loan losses to total loans	0.99%	1.08%	(8)
Allowances for loan losses and unfunded loan commitments to total loans	1.15%	1.26%	(9)
Allowance for loan losses to nonaccrual loans	3571.99%	1407.52%	154

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2005			2004
	Average		Yield	Average		Yield
	Volume	Interest	(1)	Volume	Interest	(1)
Assets
Interest-earning assets:
Short-term investments	$7,708	57	2.97%	$103,319	282	1.10%
Investment securities
available-for-sale	632,105	5,582	3.54%	408,310	3,415	3.36%
Loans receivable	5,567,272	87,334	6.29%	3,835,340	52,402	5.50%
FHLB/FRB stock	65,883	796	4.85%	27,605	248	3.61%
Total interest-earning assets	6,272,968	93,769	6.00%	4,374,574	56,347	5.18%

Noninterest-earning assets:
Cash and due from banks	99,873			84,456
Allowance for loan losses	(55,608)			(43,499)
Other assets	260,218			220,518
Total assets	$6,577,451			$4,636,049

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Checking accounts	327,977	615	0.75%	276,971	240	0.35%
Money market accounts	599,968	3,053	2.04%	381,591	932	0.98%
Savings deposits	315,704	199	0.25%	314,031	113	0.14%
Time deposits	2,382,728	15,527	2.61%	1,689,163	7,079	1.69%
Short-term borrowings	6,875	60	3.50%	1,846	7	1.53%
FHLB advances	1,138,783	7,890	2.78%	501,355	2,260	1.81%
Long-term debt	92,091	1,465	6.38%	33,968	712	8.43%
Total interest-bearing liabilities	4,864,126	28,809	2.38%	3,198,925	11,343	1.43%

Noninterest-bearing liabilities:
Demand deposits	1,090,716			968,857
Other liabilities	79,233			56,429
Stockholders' equity	543,376			411,838
Total liabilities and stockholders' equity	$6,577,451			$4,636,049
Interest rate spread			3.62%			3.75%
Net interest income and net margin		$64,960	4.15%		$45,004	4.14%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2005			2004
	Average		Yield	Average		Yield
	Volume	Interest	(1)	Volume	Interest	(1)
Assets
Interest-earning assets:
Short-term Investments	$7,377	99	2.71%	$95,244	522	1.10%
Investment securities
available-for-sale	606,182	10,839	3.61%	412,536	7,228	3.52%
Loans receivable	5,402,818	166,230	6.20%	3,644,099	100,240	5.53%
FHLB/FRB stock	60,178	1,357	4.55%	26,718	502	3.78%
Total interest-earning assets	6,076,555	178,525	5.92%	4,178,597	108,492	5.22%

Noninterest-earning assets:
Cash and due from banks	100,940			84,901
Allowance for loan losses	(54,011)			(41,797)
Other assets	253,977			215,348
Total assets	$6,377,461			$4,437,049

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Checking accounts	331,892	1,248	0.76%	280,803	468	0.34%
Money market accounts	608,908	6,013	1.99%	342,175	1,551	0.91%
Savings deposits	322,899	389	0.24%	309,369	215	0.14%
Time deposits	2,334,594	28,035	2.42%	1,630,133	13,531	1.67%
Short-term borrowings	6,169	102	3.33%	1,802	13	1.45%
FHLB advances	1,021,079	13,071	2.58%	483,278	4,227	1.76%
Long-term debt	74,879	2,485	6.69%	32,835	1,400	8.57%
Total interest-bearing liabilities	4,700,420	51,343	2.20%	3,080,395	21,405	1.40%

Noninterest-bearing liabilities:
Demand deposits	1,068,146			905,800
Other liabilities	77,125			56,437
Stockholders' equity	531,770			394,417
Total liabilities and stockholders' equity	$6,377,461			$4,437,049
Interest rate spread			3.72%			3.82%
Net interest income and net margin		127,182	4.22%		$87,087	4.19%

(1) Annualized.